UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 5, 2017

BUNKER HILL MINING CORP.

(Exact name of registrant as specified in its charter)

Nevada	333-150028	32-0196442
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 Bay Street, Suite 2702 Toronto, Ontario, Canada	M5H 2Y4
(Address of principal executive offices)	(Postal Code)

Registrant’s telephone number, including area code: 888-749-4916

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 UNREGISTERED SALES OF EQUITY SECURITIES.

On December 5, 2017, Bunker Hill Mining Corp. (the “Company”) closed the first tranche of a private placement led by Red Cloud Klondike Strike Inc. and including Haywood Securities Inc. (collectively, the “Agents”) to raise gross proceeds of C$9,667,900 (the “Offering”).

Pursuant to the Offering, the Company issued 7,734,320 units (the “Units”) at a price of C$1.25 per Unit. Each Unit is comprised of one common share of the Company (a “Common Share”) and one half of one transferable common share purchase warrant (a “Warrant”), each Warrant entitling the holder thereof to acquire one Common Share at a price of C$2.00 until December 5, 2020.

In connection with the Offering, the Agents received a cash fee in an amount equal to 8.0% of the gross proceeds of the Offering (excluding proceeds from certain president’s list subscribers) and were granted common share purchase warrants (the “Broker Warrants”) entitling them to subscribe for that number of Common Shares equal to 4.0% of the aggregate number of Units sold in the Offering (excluding Units sold to certain president’s list subscribers). Each Broker Warrant is exercisable at a price equal to C$2.00 until December 5, 2020.

The portion of the Offering made to subscribers outside of the United States was exempt from registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), by virtue of Regulation S under the Securities Act. The United States portion was exempt from registration under the Securities Act by virtue of Section 4(a)(2) of the Securities Act and/or Regulation D thereunder. No commissions or finders fees were paid with respect to the United States portion of the Offering.

The proceeds from the Offering are being used primarily for lease payments, acquisition payments, exploration and development at the Bunker Hill Mine and for general corporate and working capital purposes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUNKER HILL MINING CORP.

(Registrant)

Date: December 11, 2017	By:	/s/ Julio DiGirolamo
Julio DiGirolamo
Chief Financial Officer